Contact:
Kevin Gregory, President, CEO and CFO
(859) 586-0600 x1424
kgregory@pomeroy.com

Pomeroy IT Solutions, Inc. Reports Second Quarter Results

Hebron, KY – August 13, 2007 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) a technology and services solution provider, today reported second quarter 2007 revenue of $150.8 million and earnings per fully diluted share was $(0.07).  Excluding non-recurring expenses, non-GAAP earnings per fully diluted share would have been $0.07.

“There is no doubt that the proxy contest and the change in senior leadership during the second quarter were distractions,” said Kevin G. Gregory, President, CEO, and CFO.  “These distractions are now behind us and we are making changes that we believe will benefit our key stakeholders: our customers, our associates, and our investors,” added Gregory.

“Our operational health is good.  Product and service margins are strong and, excluding the non-recurring expenses we incurred in the second quarter, operating expenses are down,” said Gregory.

 “Our biggest opportunity is to accelerate the growth of profitable recurring revenue.  With the change in leadership we are making the changes necessary to capitalize on this opportunity.” said Gregory.  “We are segmenting the sales force to play to our strengths, we are strengthening our ties to OEM’s to generate opportunities, and we are reassessing the incentive plans to drive the desired behavior,” said Gregory.  “With the support of our management team, we expect to capitalize on this opportunity.”

CONSOLIDATED FINANCIAL RESULTS

Second Quarter 2007 Financial Results

•	Total Revenue was $150.8 million compared to $164.1 million in the second quarter of 2006 a decline of $13.3 million.
o
Product Revenue was $91.6 million compared to $92.1 million in the second quarter of 2006, a decrease of $0.5 million.  During the second quarter, approximately 36% of our product revenue came from Advanced Technology sales.  Our Advanced Technology sales increased by approximately 10% or $3 million compared to the second quarter of 2006.  This growth was offset by declines in sales of Commodity Technologies.

o
Service Revenue was $59.2 million compared to $72.0 million in the second quarter of 2006, a decrease of $12.8 million.  The majority of the decline in the second quarter of 2007 was the result of a reduction in placements at a large staffing engagement and project work that occurred in the second quarter of 2006 that was not repeated in the second quarter of 2007.

▪
Staff Sourcing revenue accounted for approximately 30% of our Service Revenue in the second quarter.  Staff Sourcing revenue declined $5.5 million compared to the second quarter of 2006.  This decline was the result of a reduction of $6.3 million in placements at a large staffing engagement.  Exclusive of this one engagement Staff Sourcing revenue grew approximately 15% or $0.8 million.

▪
OEM Warranty revenue was approximately 22% of our Services Revenue in the second quarter.  OEM Warranty revenue was down $0.2 million or 1.5% compared to the second quarter of 2006.  The OEM Warranty revenue is closely linked to our product sales and changes in warranty revenue move in line with product revenue growth.

▪
Outsourcing and Project revenue accounted for 48% of Services Revenue in the second quarter.  Outsourcing and Project revenue declined $7.1 million compared to the second quarter of 2006.  The majority of this decline relates to project work that occurred in the second quarter of 2006 and was not repeated in the second quarter of 2007.

Second Quarter 2007 Financial Results (Continued)

•
Gross Profit was $22.0 million in the second quarter of 2007 compared to $24.8 million in the second quarter of 2006.  Gross Profit, as a percentage of revenue, was 14.6% in the second quarter of 2007 as compared to 15.1% in the second quarter of 2006.  The decline in gross profit is primarily due to revenue mix with more of the revenue coming from lower margin product revenue this year 60.7% versus last year 56.1%.

o
Product Gross Profit was $7.6 million in the second quarter of 2007 compared to $7.8 million in the second quarter of 2006.  Gross profit margins were 8.2% in the second quarter of 2007 compared to 8.4% in the second quarter of 2006.  Continuing pricing pressures impacted our Product Gross Profit margins.

o
Service Gross Profit was $14.5 million in the second quarter of 2007 compared to $17.0 million in the second quarter of 2006.  The decline in Service Gross Profit of $2.5 million was driven by the decline in Staff Sourcing revenue (resulted in approximately $0.9 million decline in Gross Profit) and Outsourcing and Project revenue (resulted in approximately $2.1 million decline in Gross Profit) offset by improved utilization and productivity.  Service margins increased to 24.4% in the second quarter of 2007 from 23.6% in the second quarter of 2006 as a result of higher margin sales and steps taken to improve utilization and productivity.

•
Operating Expense was $23.4 million in the second quarter of 2007 compared to $21.4 million in the second quarter of 2006.  Expressed as a percentage of Total Revenues, operating expenses increased to 15.2% in the second quarter of 2007 from 13.0% for the second quarter of 2006.

Non-recurring expenses incurred during the second quarter were $2.8  million and included:
▪ Payments related to prior acquisitions	$ 0.9 million
▪ Legal, consulting and settlement costs
(Related to non-routine corporate matters including the contested Proxy)	$ 0.9 million
▪ Severance and others accruals	$ 1.0 million

Excluding non-recurring items, operating expenses would have been approximately $20.6 million, a reduction of $0.8 from the second quarter of 2006.  Without the non-recurring expenses, operating expenses as a percentage of Total Revenue were 13.7%.

•
Net Income was $(0.9) million in the second quarter of 2007 as compared to $2.0 million in the second quarter of 2006.  The decrease in net income was a result of the factors described above.  Excluding the non-recurring expenses above, the net income from operations would have been approximately $0.9 million in the second quarter of 2007.

Other Financial Information
o Debt -	$ 0
o Capital Expenditures -	$ 1.6 million
o Cash Flow(Use)From Operating Activities -	($0.4) million
o Purchases of Company stock -	$ 0.4 million
o Working Capital -	$92.1 million
o Cash and Cash Equivalents	$12.2 million

Year-to-date Financial Results

•	Total Revenue was $298.6 million compared to $314.8 million in the first six months of 2006, a decline of $16.2 million.
o
Product Revenue increased $2.9 million compared to the first six months of 2006, growth of 1.6%.  Product Revenue was $183.8 million in the first six months of 2007.   During the first six months of 2007 approximately 38% of our product revenue came from Advanced Technology sales.  Our Advanced Technology sales increased by approximately 13% or $8 million compared to the first six months of 2006.  This growth was offset by declines in sales of Commodity Technologies.

o
Service Revenue accounted for $19.1 million of the total revenue decline.  Service Revenue was $114.8 million for the first six months of 2007.  The majority of the decline was the result of a reduction of in placements at a large staffing engagement and project work that occurred in the second quarter of 2006 that was not repeated in the second quarter of 2007.

▪
Staff Sourcing revenue accounted for approximately 32% of our Service Revenue in the first six months of 2007.  Staff Sourcing revenue declined $6.5 million compared to the second quarter of 2006.  This decline was primarily the result of a $5.9 million reduction in Staff Sourcing revenue at a large staffing engagement.

▪
OEM Warranty revenue was approximately 16% of our Services Revenue in the first six months of 2007.  Compared to the first six months of 2006, Warranty revenue declined $2.5 million as a result of weak first quarter results.

▪
Outsourcing and Project revenue accounted for 52% of Services Revenue in the first six months of 2007.  Outsourcing and Project revenue declined $10.1 million compared to the first six months of 2006.  The majority of this decline relates to project work that occurred during the first six months of 2006 and was not repeated in the first six months of 2007.

•
Gross Profit was $45.7 million in the first six months of 2007 as compared to $45.8 million in the first six months of 2006.   Gross profit, as a percentage of revenue, increased to 15.3% in the first six months of 2007 from 14.6% in the first six months of 2006.  The increase in Gross Profit margins is primarily due to improving gross margins on both product and service revenue.

o
Product Gross Profit was $15.7 million in the first six months of 2007 compared to $14.7 million in the first six months of 2007.  Gross Profit margins increased to 8.5% in the first six months of 2007 from 8.1% in the first six months of 2006.  The improvement in Product Gross Profit and Product Gross Profit margins is related to increasing sales of higher margin Advanced Technology products.

o
Service Gross Profit was $30.0 million in the first six month of 2007 compared to $31.2 million in the first six months of 2006.  Product Gross Profit was adversely impacted by declines in Service Revenue.   Service Gross Profit margins increased to 26.2% in the first six months of 2007 from 23.3% in the first six months of 2006.  Service Gross Profit margins improve due to increased utilization and productivity.

•
Operating Expenses were $44.3 million in both the first six months of 2007 and the first six months of 2006.   Expressed as a percentage of revenues, operating expenses increased to 14.8% in the first six months of 2007 from 14.1% for the first six months of 2006

Non-recurring expenses incurred during the first six months of 2007 were $2.8 million and included:
▪ Payments related to prior acquisitions	$ 0.9 million
▪ Legal, consulting and settlement costs
(Related to non-routine corporate matters including the contested Proxy)	$ 0.9 million
▪ Severance and others accruals	$ 1.0 million

Excluding these non-recurring items, operating expenses would have been approximately $41.5 million, a reduction of $2.8 compared to the first six months of 2006.  Without the non-recurring expenses the percentage was 13.7%.

▪	Net income was $1.0 million or $0.08 per fully diluted share compared to $0.6 million or $0.05 per fully diluted share in the first six months of 2006.

2007 Guidance

As a result of the declines associated with Staff Sourcing and Project revenue discussed above, the Company no longer expects revenue or earnings per share consistent with previously issued guidance for fiscal 2007.  The Company now expects that earnings for the second half of the year will be slightly better than the year-to-date earnings, excluding non-recurring expenses, reported in the first half of 2007.

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the second quarter 2007 results, call 877-842-7108 using pass code 12644569 at 9:00 a.m. (ET) on Tuesday August 14, 2007. For your convenience, a replay will be available shortly after the call. This replay will be available after the call by dialing 1-800-642-1687.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this earnings press release exclude non-recurring expenses for payments related to prior acquisitions, legal, consulting and settlement costs related to corporate matters including the contested proxy, and severance and other accruals.  The Company uses these measures for planning and forecasting its future business, as well as analyzing such forecasts against past performance.  In addition, excluding these charges enhances the Company’s understanding of trends developing in its operations, as well as its performance in its market and against its competitors.  The Company believes that providing non-GAAP net income measures that exclude such items, best allows investors to understand the Company’s ongoing business activities during the quarter.  The Company believes that inclusion of certain non-GAAP financial measures provides comparability to other publicly traded companies.  The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.

The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends.  Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed below:

(in thousands, except per share data)
	Three Months Ended July 5, 2007
		Basic	Diluted
	Net	Earnings	Earnings
	loss	Per Share	Per Share

As reported GAAP financial measures	$(853)	$(0.07)	$(0.07)

Adjustments
Payments related to prior acquisitions	925	0.08	0.07
Legal, consulting and settlement costs	904	0.07	0.07
Severance and other accruals	996	0.08	0.08
Income tax effect on non-GAAP adjustments and applying the same current year effective rate to prior year	(1,074)	(0.09)	(0.08)
Total adustments	1,751	0.14	0.14

Non-GAAP financial measures	$899	$0.07	$0.07

(in thousands, except per share data)
	Six Months Ended July 5, 2007
		Basic	Diluted
	Net	Earnings	Earnings
	Loss	Per Share	Per Share

As reported GAAP financial measures	$973	$0.08	$0.08

Adjustments
Payments related to prior acquisitions	925	0.07	0.07
Legal, consulting and settlement costs	904	0.07	0.07
Severance and other accruals	996	0.08	0.08
Income tax effect on non-GAAP adjustments and applying the same current year effective rate to prior year	(1,074)	(0.09)	(0.08)
Total adustments	1,751	0.14	0.14

Non-GAAP financial measures	$2,724	$0.22	$0.22

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)	July 5,	January 5,
	2007	2007
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$11,165	$13,562
Certificates of deposit	1,093	1,076

Accounts receivable:
Trade, less allowance of $2,721 at July 5, 2007 and $4,390 at January 5, 2007	128,647	136,055
Vendor receivables, less allowance of $155 at July 5, 2007 and January 5, 2007	7,785	8,095
Net investment in leases	1,089	1,587
Other	1,044	1,016
Total receivables	138,565	146,753

Inventories	17,321	16,274
Other	9,855	10,791
Total current assets	177,999	188,456

Equipment and leasehold improvements:
Furniture, fixtures and equipment	24,183	22,540
Leasehold improvements	8,477	8,459
Total	32,660	30,999

Less accumulated depreciation	20,605	18,406
Net equipment and leasehold improvements	12,055	12,593

Net investment in leases, net of current portion	21	42
Goodwill	98,314	98,314
Intangible assets, net	2,309	2,634
Other assets	2,841	3,403
Total assets	$293,539	$305,442

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	July 5,	January 5,
	2007	2007
	(Unaudited)
LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$61,847	$74,375
Deferred revenue	2,495	2,604
Employee compensation and benefits	8,817	8,642
Accrued restructuring and severance charges	1,286	1,286
Other current liabilities	11,474	11,242
Total current liabilities	85,919	98,149

Accrued restructuring and severance charges	1,689	2,313

Equity:
Preferred stock, $.01 par value; authorized 2,000 shares (no shares issued or outstanding)	-	-
Common stock, $.01 par value; authorized 20,000 shares (13,513 and 13,476 shares issued at July 5, 2007 and January 5, 2007, respectively)	138	137
Paid-in capital	90,453	89,992
Accumulated other comprehensive income	(64)	15
Retained earnings	127,406	126,433
	217,933	216,577
Less treasury stock, at cost (1,177 and 1,130 shares at July 5, 2007 and January 5, 2007)	12,002	11,597
Total equity	205,931	204,980
Total liabilities and equity	$293,539	$305,442

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands,except per share data)	Three Months Ended
	July 5,	July 5,		July 5,
	2007	2007		2006
	(Unaudited)	Non-GAAP		(Unaudited)

Product and service revenues:
Product	$91,599	$91,599		$92,081
Service	59,228	$59,228		72,037
Total revenues	150,827	150,827		164,118

Cost of product and service revenues:
Product	84,044	84,044		84,322
Service	44,760	44,760		55,013
Total cost of revenues	128,804	128,804		139,335

Gross profit	22,023	22,023		24,783

Operating expenses:
Selling, general and administrative	19,460	19,460	**	20,157
Depreciation and amortization	1,149	1,149
Payments related to prior acquisitions	925	-	**
Legal, consulting and settlement costs	904	-	**
Severance and other accruals	996	-	**	1,235
Total operating expenses	23,434	20,609		21,392

Income (loss) from operations	(1,411)	1,414		3,391

Interest Income	(220)	(220)		(161)
Interest Expense	130	130		323
Interest expense (income), net	(90)	(90)		162

Income (loss) before income tax	(1,321)	1,504		3,229
Income tax	(468)	605		1,198
Net income (loss)	$(853)	$899		$2,031

Weighted average shares outstanding:
Basic	12,330	12,330		12,629
Diluted	12,330	12,699	*	12,637

Earnings (loss) per common share:
Basic	$(0.07)	0.07		$0.16
Diluted	$(0.07)	0.07	*	$0.16

* Dilutive loss per common share for the three months ended July 5, 2007 would have been anit-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of  outstanding stock options.

**  Non-GAAP numbers exclude the payments related to prior acquistions of $.9 million, legal,  consulting and settlement costs of $.9 million, and severance and other accruals of $1 million for the three months ended July 5,  2007.  See discussion above on non-GAAP Financial Measures.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands,except per share data)	Six Months Ended
	July 5,	July 5,		July 5,
	2007	2007		2006
	(Unaudited)	Non-GAAP		(Unaudited)

Product and service revenues:
Product	$183,810	$183,810		$180,958
Service	114,801	114,801		133,852
Total revenues	298,611	298,611		314,810

Cost of product and service revenues:
Product	168,111	168,111		166,307
Service	84,774	84,774		102,684
Total cost of revenues	252,885	252,885		268,991

Gross profit	45,726	45,726		45,819

Operating expenses:
Selling, general and administrative	39,201	39,201	**	41,776
Depreciation and amortization	2,269	2,269
Payments related to prior acquisitions	925	-	**
Legal, consulting and settlement costs	904	-	**
Severance and other accruals	996	-	**	2,569
Total operating expenses	44,295	41,470		44,345

Income from operations	1,431	4,256		1,474

Interest Income	(530)	(530)		(308)
Interest Expense	269	269		779
Interest expense (income), net	(261)	(261)		471

Income before income tax	1,692	4,517		1,003
Income tax	719	1,793		391
Net income	$973	$2,724		$612

Weighted average shares outstanding:
Basic	12,339	12,339		12,622
Diluted	12,647	12,647	*	12,639

Earnings per common share:
Basic	$0.08	$0.22		$0.05
Diluted	$0.08	$0.22	*	$0.05

* Dilutive loss per common share for the six months ended July 5, 2007 would have been anit-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of  outstanding stock options.

**  Non-GAAP numbers exclude the payments related to prior acquistions of $.9 million, legal,  consulting and settlement costs of $.9 million, and severance and other accruals of $1 million for the three months ended July 5,  2007.  See discussion above on non-GAAP Financial Measures.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Six Months Ended
	July 5,	July 5,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$973	$612
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	2,525	2,569
Stock option, restricted stock compensation and employee purchase plan expense	226	896
Restructuring and severance charges	-	133
Goodwill Impairment	-
Bad debt expense	650	-
Amortization of unearned income	-	-
Deferred income taxes	564	605
Loss on disposal of fixed assets	-	11
Changes in working capital accounts
Accounts receivable	7,041	(2,585)
Inventories	(1,048)	(1,558)
Other current assets	387	62
Net investment in leases	519	520
Cash overdraft	0	1,992
Accounts payable	(12,527)	19,235
Deferred revenue	(109)	(622)
Income tax payable	-	(58)
Employee compensation and benefits	-	287
Other, net	330	(5,988)
Net operating activities	(469)	16,111